Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Mary Morrissey, Investor Relations 630-574-3467

Major General (Ret.) Michael J. Walsh Appointed to Great Lakes’ Board of Directors

Oak Brook, Illinois – July 31, 2014 – The Board of Directors (the “Board”) of Great Lakes Dredge & Dock Corporation (“Great Lakes”) (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, yesterday elected Major General (Ret.) Michael J. Walsh as a director and appointed him to the Company’s Compensation Committee, effective immediately.

“Major General Walsh has an extensive background in engineering, delivering and maintaining water resources solutions, and we are delighted to have him join our board,” commented Chief Executive Officer (CEO), Jonathan Berger.

Walsh currently serves as Vice President – Water Resources and Coastal Resiliency at Dewberry, a privately held professional services firm, based in Fairfax, VA. He previously served as Deputy Commanding General for Civil and Emergency operations for the U.S. Army Corps of Engineers (the “Corps”) from 2011 to 2013, where he was responsible for a $10 billion annual program supervising all civil works activities nationwide. Walsh oversaw the operation and maintenance of civil infrastructure valued at $232 billion, including more than 693 dams, 4,254 recreation areas, over 12,000 miles of commercial inland waterways, and approximately 926 harbors.

Walsh began his career at the Corps in 1994. He served as District Commander of the San Francisco and Sacramento Districts and then moved to the Corps headquarters in Washington, D.C. where he served as Executive Director of Civil Works and Chief of Staff. He returned to the field in 2004 serving as Commander of the South Atlantic Division 2004. From 2006 to 2007, Walsh served as Commanding General for the Gulf Region Division in Baghdad, Iraq for Operation Iraqi Freedom and was Commanding General, Mississippi Valley Division and President of the Mississippi River Commission from 2008 to 2011.

Included among his notable accomplishments are delivering a $10 billion hurricane storm damage risk reduction program for the New Orleans area and convening the first Mississippi River Watershed meeting, the America’s Inner Coast Summit, which opened a dialog among a broad cross section of representatives from 20 states and 76 watershed partners to shape a sustainable future for the Mississippi River Watershed and establish a 200 year vision.

Walsh stated, “Given my background, I understand how critical it is for the United States and other maritime nations to build and maintain a robust water infrastructure. Environmental remediation, both on land and in water, is just as important. I am pleased to join Great Lakes’ board to contribute my perspective to these vital endeavors.”

“Mr. Walsh’s deep knowledge of maintaining infrastructure in the United States, in particular, our water resources, and his experience working for the Corps, Great Lakes’ largest domestic dredging customer, will provide a unique and valuable perspective as we grow our business. I am confident he will be a great addition to our team as we continue to engineer and execute unique solutions for water-related issues, and I welcome him,” stated Mr. Berger.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 124-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Great Lakes Dredge & Dock Corporation

Mary Morrissey, Investor Relations

630-574-3467

Source: Great Lakes Dredge & Dock Corporation

2